-----------                                        -----------------------------
 FORM 4                                                   OMB APPROVAL
-----------                                        -----------------------------
                                                   OMB NUMBER          3235-0287
                                                   EXPIRES:   SEPTEMBER 30, 1998
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE........0.5
                                                   -----------------------------
[ ] Check the box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION
                          17(a) OF THE PUBLIC UTILITY
(PRINT OR TYPE RESPONSES)     HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF
                                     THE INVESTMENT COMPANY ACT OF 1940

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1. NAME AND ADDRESS OF REPORTING PERSON *    2. ISSUER NAME AND TICKER OR TRADING SYMBOL  6. RELATIONSHIP OF REPORTING PERSON(S) TO
                                                                                             ISSUER
                                                                                                    (CHECK ALL APPLICABLE)
   O'BRIEN     PATRICK     S.                COLLEGELINK.COM INCORPORATED (APS)

----------------------------------------------------------------------------------------  ___DIRECTOR              ___10% OWNER
   (LAST)      (FIRST)  (MIDDLE)             3. I.R.S. IDENTIFICATION  4. STATEMENT FOR   _X_OFFICER (GIVE         ___OTHER (SPECIFY
    C/O COLLEGELINK.COM INCORPORATED            NUMBER OF                 MONTH/YEAR                  TITLE BELOW            BELOW
           55 HAMMARLUND WAY                    REPORTING PERSON          FEBRUARY/2000   CHIEF EXECUTIVE OFFICER
------------------------------------------      (VOLUNTARY)            -------------------------------------------------------------
              (STREET)                                                 5. IF AMENDMENT,   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK
                                                                          DATE OF            APPLICABLE LINE)
                                                                          ORIGINAL           _X_ FORM FILED BY ONE REPORTING PERSON
   MIDDLETOWN  RHODE ISLAND 02842                                         (MONTH/YEAR)       ___ FORM FILED BY MORE THAN ONE
                                                                                                 REPORTING PERSON

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    (CITY)      (STATE)     (ZIP)              TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF SECURITY                2. TRANS-   3. TRANS-   4. SECURITIES ACQUIRED (A) OR  5. AMOUNT OF    6. OWNER-   7. NATURE OF
 (INSTR. 3)                            ACTION      ACTION      DISPOSED OF (D)                SECURITIES      SHIP        INDIRECT
                                       DATE        CODE        (INSTR. 3, 4, AND 5)           BENEFICIALLY    FORM:       BENEFICIAL
                                                   (INSTR. 8)                                 OWNED AT END    DIRECT      OWNERSHIP
                                       (MONTH/  ------------------------------------------    OF MONTH        (D) OR      (INSTR. 4)
                                       DAY/     CODE     V    AMOUNT    (A) OR     PRICE      (INSTR. 3 AND   INDIRECT
                                       YEAR)                            (D)                   4)              (I)
                                                                                                              (INSTR. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE         02/17/00  J(1)          570,375      A         --         570,375          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE         02/17/00  J(1)          243,750      A         --         243,750          I     BY PATRICK S.
                                                                                                                       O'BRIEN TRUST
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  TABLE II DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------
1. TITLE OF DERIVATIVE SECURITY     2. CONVER-  3. TRANS-    4. TRANSAC-  5. NUMBER OF        6. DATE EXERCISABLE AND
   (INSTR. 3)                          SION OR     ACTION       TION         DERIVATIVE          EXPIRATION DATE
                                       EXERCISE    DATE         CODE         SECURITIES          (MONTH/DAY/YEAR)
                                       PRICE OF    (MONTH/      (INSTR. 8)   ACQUIRED (A) OR
                                       DERIVATIVE  DAY/YEAR)                 DISPOSED OF (D)
                                       SECURITY                              (INSTR. 3, 4 AND -------------------------
                                                                             5)


                                                             --------------------------------  DATE           EXPIRA-
                                                                                               EXERCISABLE    TION
                                                                                                              DATE
                                                             CODE     V      (A)     (D)

-----------------------------------------------------------------------------------------------------------------------
STOCK OPTION                             $4.00     2/10/00    A       V    200,000                 (2)       2/10/10

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------
7. TITLE AND AMOUNT OF   8. PRICE OF  9. NUMBER      10. OWNER-    11. NATURE OF
   UNDERLYING SECURITIES    DERIV-       OF DE-          SHIP          INDIRECT
   (INSTR. 3 AND 4)         ATIVE        RIVATIVE        FORM          BENEFICIAL
                            SECURITY     SECURITIES      OF DE-        OWNER-
                            (INSTR. 5)   BENE-           RIVATIVE      SHIP
------------------------                 FICIALLY        SECURITY:     (INSTR. 4)
                                         OWNED AT        DIRECT
                                         END OF          (D) OR
                                         MONTH           INDIRECT
                AMOUNT OR                (INSTR. 4)      (I)
      TITLE     NUMBER OF                                (INSTR. 4)
                SHARES


----------------------------------------------------------------------------------
      COMMON     200,000       --         200,000            D
      STOCK
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

(1) ACQUIRED IN FEBRUARY 17, 2000 MERGER WITH STUDENT SUCCESS, INC., A PRIVATELY HELD DELAWARE CORPORATION, PURSUANT TO WHICH REPORTING PERSON RECEIVED 570,375 SHARES OF ISSUER'S COMMON STOCK AND $772,200 IN EXCHANGE FOR 351 SHARES OF STUDENT SUCCESS, INC. COMMON STOCK, AND PATRICK S. O'BRIEN TRUST RECEIVED 243,750 SHARES OF ISSUER'S COMMON STOCK AND $330,000 IN EXCHANGE FOR 150 SHARES OF STUDENT SUCCESS, INC. COMMON STOCK.

(2) ONE-THIRD OF THE OPTION VESTS ON FEBRUARY 10, 2001, AND THE REMAINDER OF THE OPTION VESTS RATABLY ON A MONTHLY BASIS OVER THE FOLLOWING TWO-YEAR PERIOD.



** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
   VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


                              /s/ Patrick S. O'Brien               MARCH 7, 2000
                              --------------------------------     -------------
                              ** SIGNATURE OF REPORTING PERSON     DATE
                              PATRICK S. O'BRIEN


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
      SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORMS DISPLAYS A CURRENTLY VALID OMB NUMBER.